Exhibit 10.19

GENERAL WAIVER AND RELEASE

OF CLAIMS

This GENERAL WAIVER AND RELEASE OF CLAIMS (“Agreement”) is dated October 5, 2012, by and between Kurt Hoffman (“Employee”) and Hawaiian Telcom Communications, Inc. (the “Company”).  Employee and the Company are collectively referred to herein as the Parties.  The purpose of this Agreement is to set forth certain binding promises and obligations between the Parties in connection with Employee’s separation from the Company pursuant to Section 4(a)(iv) of the Employment Agreement entered into by and between Employee and the Company dated February 23, 2011 (the “Employment Agreement”), which separation was effective October 5, 2012 (the “Separation Date”).

I.                                        DEFINITIONS

The following definitions apply to this Agreement.

A.                                    “Releasees” means the Company, and its predecessors, successors, and past or present subsidiaries, affiliated and related entities and the current and former officers, directors, principals, stockholders, employees, agents, employee benefit plans and insurers of the Company and its affiliates, subsidiaries and related entities, in both their individual or corporate capacities.

B.                                    “Claims” means any and all claims or causes of action, whether or not now known with respect to any matter, including, without limitation, any matter related to Employee’s employment with the Company or the termination of that employment relationship, or any alleged conduct that, if proven, would constitute a violation of law or a breach of a legal or equitable duty owed by any Releasee to Employee and Employee’s spouse, heirs and assigns, whether presently known or not known by Employee. “Claims” does not include matters which cannot be legally waived, such as unemployment insurance or workers compensation claims.  “Claims” does not include a legal cause of action that accrues after Employee signs this Agreement.

II.                                   CONSIDERATION

A.                                    The consideration that binds the Parties to this Agreement shall be the mutual promises and covenants set forth in this Agreement, including but not limited to the Company’s agreement to the following:

(a)                                 to continue to pay, less all applicable withholding and payroll taxes and other required deductions, in accordance with normal payroll practices as of the Separation Date, Employee’s annual base salary for the period beginning on the Separation Date through the earliest to occur of (i) the eighteen (18) month anniversary of the Separation Date, (ii) the first (1st) date Employee violates any covenant contained in Section 6 of the Employment Agreement, (iii) the fifth (5th) day following the Separation Date if the Company has not received by that date an executed copy of this Agreement from Employee, or (iv) the first (1st) date of Employee’s revocation of this Agreement; provided, any payments due on any payroll date that occurs after March 15, 2013 and during the six (6) month period following the Separation Date shall be paid to Employee on the first (1st) day of the seventh (7th) month following the Separation Date or, if earlier, first (1st) day following Employee’s death, and

(b)                                 to pay the premiums to continue the current coverage for Employee and any dependents under the Company’s group health benefit plan, excluding Exec-U-Care and other supplemental coverage policies for senior executives, until the earlier of (i) the eighteen (18) month anniversary of the Separation Date, (ii) the first (1st) date Employee violates any covenant contained in Section 6 of the Employment Agreement, (iii) the fifth (5th) day following the Separation Date in the event the Company has not received by that date an executed copy of this Agreement from Employee, or (iv) the first (1st) date of Employee’s revocation of this Agreement.

B.                                    In addition to the consideration described in Section II.A. above, subject to and conditioned upon receipt of an executed copy of this Agreement from Employee and this Agreement becoming effective as set forth in this Agreement, the Company shall:

(a)                                 pay Employee a pro-rated performance compensation payment for the 2012 plan year, which except for the pro-ration shall be pursuant to the terms and conditions set forth in the Performance Compensation Plan and shall be paid in 2013 at such time as such payments are paid to executive officers who participate therein,

(b)                                 provide that the following number of Employee’s time-based RSUs shall become vested and settled immediately on the effective date of this Agreement (and any remaining unvested time-based RSUs granted to Employee under the Hawaiian Telcom 2010 Equity Incentive Plan (the “Plan”) shall be forfeited immediately upon the Separation Date): (x) the number of Employee’s time-based RSUs scheduled to vest on the next annual anniversary of the applicable grant date, multiplied by (y) the ratio, the numerator of which is the number of days that have elapsed from the immediately preceding anniversary of the applicable grant date (or the applicable grant date, in the event the Separation Date is less than one year following the grant date) to the Separation Date and the denominator of which is 365, and

(c)                                  provide that the following number of Employee’s performance-based RSUs shall become vested and settled upon the next Determination Date (as defined in the applicable Restricted Stock Unit Agreement)(and any remaining unvested performance-based RSUs granted to Employee under the Plan shall be forfeited immediately upon the Separation Date): (x) the number of performance-based RSUs that would otherwise vest on the Determination Date based on actual performance, multiplied by (y) the ratio, the numerator of which is the number of days that elapsed between the end of 2011 and the Separation Date and the denominator of which is 365.

Employee and the Company intend that all payments and benefits provided during the six (6) month period following the Separation Date made pursuant to Sections II(A)(a) and II(B)(b) and the benefits provided at any time pursuant to Section II(A)(b) are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) and all payments provided after the six (6) month period following the Separation Date pursuant to Section II(A)(a) and all payments made at any time pursuant to Sections II(B)(a) and II(B)(c) comply with the requirements of Section 409A so that none of such payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or to so comply, as applicable.  In no event will the Company reimburse Employee for any taxes or other penalties that may be imposed on Employee as a result of Section 409A and Employee shall indemnify the Company for any liability that arises as a result of Section 409A.

In addition, as of the Separation Date, Employee will be entitled to the payments and benefits set forth in the Company’s letter to Employee dated October 5, 2012, including Employee’s salary and accrued but unused vacation earned through the Separation Date, less all applicable withholdings and required deductions.  Employee agrees that the only payments and benefits that Employee is entitled to receive from the Company in the future are those specified in this Agreement or in the Company’s letter to Employee dated October 5, 2012.

III.                              WAIVER AND RELEASE OF ALL CLAIMS

In consideration for receiving the consideration described in Section II above, and for other good and valuable consideration, the sufficiency of which Employee hereby acknowledges, Employee, on behalf of himself, his spouse, his heirs, estate and assigns, hereby forever waives, releases and discharges all Releasees from all Claims.  By way of example, the waived and released Claims include, but are not limited to, claims arising under common law such as negligence, breach of express or implied contract, breach of the covenant of good faith and fair dealing, defamation, fraud, misrepresentation, invasion of privacy and wrongful discharge, claims for attorneys’ fees or costs, and emotional distress; and claims under other laws and regulations relating to employment.  This Agreement also waives (without limitation) discrimination, harassment and retaliation claims arising under fair employment practices statutes such as Title VII of the Civil Rights Act, the Employee Retirement Income Security Act (“ERISA”) , the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), state and federal family or medical leave statutes, whistleblower laws, Hawaii’s employment discrimination laws and other federal, state, or local law prohibiting discrimination and/or harassment.

Employee understands and agrees that claims or facts in addition to or different from those which are now known or believed by Employee to exist may hereafter be discovered, but it is Employee’s intention to release all claims that Employee has or may have against the Releasees, whether known or unknown, suspected or unsuspected. In addition, Employee hereby expressly waives and releases any and all rights and benefits conferred upon Employee by the provisions of any applicable law, which provides substantially as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

IV.                               TWENTY-ONE DAY REVIEW PERIOD AND CONSULTATION WITH LEGAL COUNSEL

Employee has twenty-one (21) calendar days (inclusive of weekends and holidays) from the date of presentation of this Agreement to him in which to consider whether to accept or decline to sign this Agreement.  Employee is advised to consult with an attorney prior to signing this Agreement.  Employee may voluntarily sign this Agreement at any time within the twenty-one (21) calendar day review period.

V.                                    SEVEN DAY REVOCATION PERIOD

Employee may voluntarily revoke this Agreement by delivering written notice of revocation to the Company’s Human Resources office within seven (7) calendar days following his signing of this Agreement.  Revocation means that the Parties’ rights, duties and obligations under this Agreement shall be cancelled.  Other rights, duties, and obligations that are independent of this Agreement, however, shall remain in effect.  Because of the revocation period, Employee understands that this Agreement shall not become effective or enforceable until the 8th day after the date Employee signs this Agreement.

VI.                               EFFECT ON EMPLOYMENT AND POST-EMPLOYMENT COMMITMENTS

Employee agrees to continue to comply with and remain bound by the non-competition, non-solicitation, confidentiality, non-disparagement and other restrictive covenants set forth in Section 6 of the Employment Agreement, which Section 6 shall remain in full force and effect.  Employee and the Company agree that this Agreement constitutes the entire agreement between Employee and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by Employee and a duly authorized officer of the Company.

Employee has returned or shall immediately return to the Company any and all Company property in Employee’s possession or control, including, but not limited to, files, records, computer access codes, computer programs, instruction manuals, business plans, equipment, documents, credit cards, phone cards, keys and key cards, and Employee has returned and/or destroyed all Company property that Employee stored in electronic form or media outside the Company’s premises (including, but not limited to, any Company property stored in Employee’s personal computer, USB drives or in a cloud environment).

VII.                          DISPUTE RESOLUTION AND GOVERNING LAW

All disputes arising out of or relating to this Agreement must first be submitted to confidential mediation with a neutral mediator selected mutually by the Parties.  The Parties will share equally in the cost of mediation.  Disputes that remain unresolved after mediation will be resolved exclusively through binding arbitration in Honolulu, HI accordance with the Rules, Procedures, and Protocols for Arbitration of Disputes of Dispute Prevention & Resolution, Inc. then in effect.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Hawaii without regard to the conflicts of laws principles thereof.

VIII.                     SAVINGS CLAUSE

If any part of this Agreement is deemed invalid, a court or arbitrator, as the case may be, shall have authority to eliminate that provision and give full effect to the remaining provisions of this Agreement.

[Signature Page Follows]

This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.  Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature

IT IS SO AGREED:

/s/ Kurt Hoffman	Date: October 9, 2012
Kurt Hoffman

Hawaiian Telcom Communications, Inc.

/s/ Eric K. Yeaman	Date: October 9, 2012
Eric K. Yeaman